Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2004 Stock Incentive Plan of Blackboard Inc. of our reports dated February 9, 2006, with respect to the consolidated financial statements and schedule of Blackboard Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Blackboard Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Blackboard Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
McLean, VA
July 19, 2006